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                                                                   EXHIBIT 99.1


[PETROQUEST ENERGY, INC LETTERHEAD]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher,
                                   Vice President - Corporate Communications
                                   (337) 232-7028

      PETROQUEST ENERGY ANNOUNCES SALE OF VALENTINE FIELD FOR $18.6 MILLION

Lafayette, Louisiana - March 4, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today the sale of its interest in Valentine Field to an undisclosed purchaser for $18.6 million effective January 1, 2002. At December 31, 2001, the Company's independent reservoir engineering firm attributed 7.3 Bcfe of proved reserves net to the Company's interest in this field.

"This is an opportunity for us to high-grade our prospect inventory at an attractive price. Our 2002 capital budget included the drilling of only one well in Valentine Field," said Charles Goodson, PetroQuest's Chairman and Chief Executive Officer. "We have achieved a greater than 70% internal rate of return on our investment in this field since its acquisition in 1996. With the proceeds from this sale, we are well positioned to accelerate existing opportunities in PetroQuest's project inventory as well as capitalize on additional opportunities to further our reserve and production growth."

The field is currently producing approximately 5,750 Mcfe per day net to the interest sold. As a result of this transaction, the Company's previously issued 2002 production guidance is revised to 41.0-42.0 MMcfe per day in the first quarter and 44.0-47.0 MMcfe per day for the full year.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.